UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Harman International Industries, Incorporated

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Harman International Industries, Incorporated

Annual Meeting of Stockholders

December 5, 2012

Supplemental Information Regarding

Advisory Vote on Executive Compensation

November 15, 2012

Dear Harman Stockholder,

You recently received the proxy statement for the Harman International Industries, Incorporated (“Harman”) 2012 Annual Meeting of Stockholders, scheduled for December 5, 2012. In the proxy statement, the Board of Directors recommends a vote “FOR” the advisory vote on executive compensation (Item 3).

Following our proxy filing, Institutional Shareholder Services Inc. (“ISS”) issued a recommendation that its clients vote “AGAINST” Item 3. The purpose of this letter is to assist our stockholders in understanding why the Board of Directors believes strongly that stockholders should vote “FOR” the executive compensation program. This letter includes a summary of why we believe the compensation program aligns with stockholder interests and provides a different perspective on ISS’s analysis of the compensation program.

Why we believe our compensation program aligns with stockholder interests and drives strong performance.

Harman is a high-performing company.

Harman has delivered outstanding results in a challenging industry. Performance highlights include:

•	Eleven consecutive quarters of sales and EBITDA growth through the fourth quarter of fiscal 2012.

•	Compound annual growth in sales and EBITDA of 18.4% and 245%, respectively, over the same time period.

•	Exceptional fiscal 2012 results: Sales up 16%, operating income up 47%, and EPS up 41% over fiscal 2011.

Harman’s strong financial results were fueled by several key operational/financial achievements:

•	More than doubled the patent portfolio over last five years; patents and patent filings up 37% in fiscal 2012.

•	Sales in BRIC countries continue to increase, led by China with 42% growth in fiscal 2012.

•	$5.2 billion in new automotive awards received.

•	Doubled the annual dividend to $0.60 and executed a $124 million share buy-back.

Our compensation program is built on a strong pay-for-performance philosophy.

The Board of Directors believes strongly in aligning executive pay with company performance and long-term sustainable stockholder value creation. To this end, variable compensation tied to financial and stock price performance represents 86% of our Chairman and CEO’s compensation at target.

The annual incentive is tied to key metrics that support this objective: revenue growth, operating profit, and free cash flow. Performance goals are set aggressively to drive top-line and bottom-line growth. For example, fiscal 2012 revenue target represents 11% growth over fiscal 2011, and fiscal 2012 operating profit target represents 25% growth over fiscal 2011.

Long-term incentives are delivered 100% in equity to support stockholder alignment. Equity grants consist of performance-based restricted stock units (“Performance RSUs”), which represent two-thirds of maximum opportunity, and time-based restricted stock units (“Time-Based RSUs”), which represent one-third of maximum opportunity.

The Performance RSUs are tied to key metrics aligned with stockholder value creation: relative total stockholder return, cumulative earnings per share, and return on invested capital. Time-Based RSUs support retention objectives, and the value fluctuates with the stock price to support alignment with stockholders.

To further demonstrate our aggressive goal setting and adherence to a pay-for-performance philosophy, the Performance RSUs covering the fiscal 2010 to fiscal 2012 performance period paid out below target despite strong performance improvement over that time period. Specifically, the below-target payout was based on actual operating margin in fiscal 2012 of 7.094%, compared to target operating margin of 8.728%. While the actual result represented significant improvement in operating margin over the time frame, given our aggressive goal setting, it yielded a below-target payout (39.8% of the maximum opportunity, or 79.6% of target opportunity).

Additional features that support stockholder alignment and pay-for-performance include:

•

Stock ownership guidelines and holding requirements (e.g., Mr. Paliwal is required to own Harman stock with a value of at least five times his base salary and must hold 100% of net shares upon vesting of RSUs or exercise of options if not in compliance with ownership guidelines).

•

Clawback policy: Adopted in August 2012 to further enhance stockholder alignment and pay-for-performance. This policy permits Harman to recover any incentive compensation paid to an executive officer in the event he or she engaged in fraud or intentional misconduct that caused an error that resulted in a material negative accounting restatement of our financial statements.

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Anti-hedging policy: To ensure desired stockholder alignment. The policy prohibits directors and employees from trading in options, puts or similar instruments on Harman securities or sell Harman securities “short.”

We made several enhancements to the compensation program this year.

The following recent changes further the objectives of pay-for-performance and alignment with stockholders:

•	Reduced Mr. Paliwal’s maximum bonus opportunity from 400% of salary to 300% of salary for fiscal 2013.

•	Implemented a clawback policy, as described above.

•

Modified the peer group used for compensation benchmarking to include a mix of technology companies, to reflect our increasing focus on technology, and companies that manufacture and sell products to the automotive industry, to reflect our current business and primary customer base. See Exhibit A for the new peer group.

Note: With the exception of these enhancements to the executive compensation program, the fiscal 2013 program is built on the same design as the fiscal 2012 program. ISS recommended a “FOR” vote on the fiscal 2012 advisory vote on executive compensation.

Additional perspectives on ISS’s analysis.

ISS’s recommendation reflects their evaluation of our company’s compensation program based on a quantitative and a qualitative assessment of pay-for-performance. While we understand their methodology and approach, we believe there is an alternative way to assess the compensation program, and would like to provide our stockholders with the benefit of that alternative view.

We use a different peer group than ISS.

ISS’s quantitative pay-for-performance assessment consists of three tests: one internal test and two external tests relative to the ISS peer group. ISS’s internal test of Pay-TSR alignment indicates that Harman’s CEO pay has moved appropriately with TSR performance over a five-year period. However, ISS’s external tests relative to ISS’s peer group indicates a pay-for-performance disconnect.

The ISS peer group was developed based on Harman’s GICS code and includes fourteen companies, the vast majority of which we do not view as our primary competitors for business and talent. As a result, we do not believe these companies are relevant for pay and performance comparisons. For example, the group includes four homebuilding companies (PulteGroup, Inc., D.R. Horton, Inc., NVR, Inc., Lennar Corporation), two house ware companies (Tupperware Brands Corporation, Newell Rubbermaid Inc.), two apparel companies (Hanesbrands Inc.,

The Jones Group Inc.), a toy company (Hasbro Inc.), and other companies in unrelated businesses (for example, Mohawk Industries and Brunswick Corporation). Harman is a technology company with a significant portion of its business derived from software.

In order to provide our stockholders with a different perspective on the ISS analysis, we simulated ISS’s tests versus Harman’s fiscal 2012 peer group and its revised peer group for fiscal 2013, which we believe are more relevant peer groups for pay and performance comparisons. Using either of these two peer groups (Provided in Exhibit A), Harman’s compensation program generates “LOW” concern on all three of ISS’s quantitative tests. Under ISS’s methodology, this “LOW” concern would result in an automatic recommendation that its clients vote “FOR” the compensation program.

Table 1

Simulated Results of ISS Quantitative Pay-for-Performance Assessment using Harman’s Compensation Peer Group

	Using Fiscal 2012 Peer Group		Using Fiscal 2013 Peer Group		ISS Concern Trigger Thresholds
Measure	Score	Concern Level	Score	Concern Level	Medium Concern	High Concern
Relative Degree of Alignment (RDA)	-25.3%	LOW	-22.6%	LOW	-30%	-50%
Multiple of Median (MOM)	1.57	LOW	2.12	LOW	2.33	3.33
Pay-TSR Alignment (PTA)	-2.9%	LOW	-2.9%	LOW	-30%	-45%
Overall Level of Concern		LOW		LOW

Consistent with our pay-for-performance philosophy, we set aggressive performance goals for fiscal 2012.

ISS’s qualitative analysis notes that fiscal 2012 annual incentive plan goals were set below guidance. However, ISS was not aware that fiscal 2012 annual incentive plan goals were set on June 29, 2011, and the guidance was not issued until October 26, 2011. The goals were set to be in place for the beginning of the fiscal year and were based on aggressive growth expectations (i.e., double-digit growth in revenue and operating profit, as noted above). The guidance issued in October reflected increased company projections given the strong first quarter and outlook for the remainder of the year. Goals were set roughly four months prior to issuing guidance, and were set aggressively relative to expectations at the time they were set.

Conclusion

In conclusion, the Board of Directors strongly believes Harman’s executive compensation program aligns with stockholder interests and supports a pay-for-performance philosophy. As a result, the Board strongly believes stockholders should support the executive compensation program and vote FOR the advisory vote on the executive compensation program under Item 3 in the proxy statement for the 2012 Annual Meeting of Stockholders.

Sincerely,

The Compensation Committee of the Board of Directors of Harman International Industries, Incorporated

Exhibit A

Harman’s Fiscal 2012 Peer Group (n=16)*

Agilent Technologies Inc.	Alliant Techsystems Inc.	Borgwarner, Inc.	Cooper Industries plc	Emcor Group Inc.
Harris Group Corp.	Juniper Networks Inc.	Molex Inc.	Owens Corning	Pitney Bowes Inc.
Precision Castparts Corp.	Rockwell Automation	Rockwell Collins Inc.	Spirit Aerosystems Holdings	Tenneco

Harman’s Fiscal 2013 Peer Group (n=23)*

Advanced Micro Devices	Autoliv Inc.	Borgwarner Inc.	Cooper-Standard Holdings Inc.	Dana Holding Corp.
Dolby Laboratories Inc.	Federal-Mogul Corp.	Freescale Semiconductor Ltd.	Garmin	Juniper Networks Inc.
Lexmark Intl Inc.	Logitech Intl.	Marvell Technology Group Ltd.	Molex Inc.	Moog Inc.
Netgear Inc.	Nvidia Corp.	Rockwell Automation	Rockwell Collins Inc.	Sandisk Corp.
Sensata Technologies Holdings	Tenneco Inc.	Visteon Corp.

*	In addition to these peer groups, in fiscal 2012 and fiscal 2013, Harman used the Towers Watson Survey to supplement the peer group data for compensation benchmarking purposes.

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